Exhibit 10.7

Amended and Restated Executive

Employment Agreement

This Amended and Restated Executive Employment Agreement (the “Amended Agreement”) is made and entered into as of April 30, 2018, and amends and restates the Employment Agreement by and between WILLIAM ERIC FULLER (the “Executive”), U.S. XPRESS ENTERPRISES, INC., a Nevada corporation (the “Company”), and NEW MOUNTAIN LAKE HOLDINGS, LLC (the “Parent Company”), originally entered into on March 14, 2017 (the “Original Agreement”).

In consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.                            Term. The Executive’s employment hereunder shall be effective as of March 14, 2017.  This Amended Agreement shall be effective as of April 30, 2018  (the “Effective Date”)and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 of this Amended Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Amended Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Amended Agreement at least 90 days prior to the applicable Renewal Date.  The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”   If a Change in Control, as defined in Section 5.4 hereof, occurs, the Amended Agreement shall be deemed to be automatically extended for two (2) years from the date of such Change in Control, provided however that this provision shall not operate to reduce the Employment Term to any period of less than three (3) years.

2.                            Position and Duties.

2.1                               Position. During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the board of directors of the Company (the “Board”).  In such position, the Executive shall have such duties, authority, and responsibility as shall be determined from time to time by the Board, which duties, authority, and responsibility are consistent with the Executive’s position. The Executive shall, if requested, also serve as a member of the Board, an officer and/or director of the Parent Company, or as an officer and/or director of any other affiliate of the Company for no additional compensation.

2.2                               Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company’s General Counsel in accordance with the Company’s Conflict of Interest Policy; and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation, provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3.                            Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in Chattanooga, Tennessee; however, the Executive may be required to travel on Company business during the Employment Term.

4.                            Compensation.

4.1                               Base Salary. The Company shall pay the Executive an annual base salary of $750,000.00 (“Base Salary”).  Such Base Salary shall be paid in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s Base Salary shall be reviewed at least annually by a compensation committee of the Board (the “Compensation Committee”), and the Compensation Committee shall review the Base Salary in comparison to comparable executive positions, either within the industry or within companies of similar size, and may, but shall not be required to, increase the Base Salary during the Employment Term. However, the Executive’s Base Salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives. The Executive’s annual Base Salary, as in effect from time to time, is herein referred to as “Base Salary”.

4.2                               Annual Bonus.   For each complete calendar year of the Employment Term, the Executive shall be eligible to participate in the U.S. Xpress Annual Short Term Incentive Profit Sharing Plan, or such other bonus incentive plan as may be adopted by the Compensation Committee from time to time (the “Incentive Bonus Plan”), and receive an annual bonus pursuant thereto (the “Annual Bonus”). The Executive’s annual target bonus opportunity shall be defined annually by the Compensation Committee and shall be equal to or greater than 100% of Base Salary (the “Target Bonus”), based on the achievement of Company performance goals as established by the Compensation Committee; provided that, depending on results, the Executive’s actual bonus may be higher or lower than the Target Bonus, as determined by the Compensation Committee. For the period beginning on the Effective Date and ending on the last day of the applicable calendar year, the Executive shall be eligible to receive the full Annual Bonus calculated as though he had worked in his current position for the full calendar year.  Except as otherwise provided in Section 5, the Annual Bonus will be subject to the terms of the Company’s Incentive Bonus Plan under which it is granted,  and, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid.

4.3                               Executive Incentive Plan.   The Executive shall be eligible to participate in an Executive Incentive Plan, to be defined and adopted by the Board on or before the first anniversary of the Effective Date of this Amended Agreement, through which the Executive may be eligible to receive an Annual Executive Incentive Bonus, consisting of cash, stock and/or any other compensation deemed appropriate by the Compensation Committee, subject to meeting prerequisite criteria as established by the Board.

4.4                               Timing of Bonus Payments.  All incentive bonus payments described in Section 4 shall be paid to the Executive, to the extent earned, in no event later than March 15 of the year following the calendar year to which it relates, such that the payments qualify as a “short-term deferral” for purposes of Section 409A of the Internal Revenue Code of 1986 or its successor (respectively, “Section 409A” and the “Code”).

4.5                               Initial Equity Award. During the first year of the Original Agreement, the Executive shall be awarded 80,000 shares of restricted membership units in the Parent Company (the “NMLH Restricted Units”), pursuant to the New Mountain Lake Holdings, LLC Restricted Membership Units Plan (the “Membership Units Plan”).

4.6                               Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company, including, but not limited to, all benefits available under the Company’s Xpre$$avings 401(k) Plan, Section 125 Cafeteria Plan, Section 105 Plan, Non-Qualified Deferred Compensation Plan, and such other employee benefit plans as may be adopted from time to time, a medical allowance that reimburses the Executive the premium cost for such major medical, dental and vision plans as elected by the Executive under the Company’s Section 125 Plan, executive disability insurance, a term life policy in the amount of $5,000,000, personal use of the Company’s plane (limited to $125,000 per year) that does not interfere with the Company’s business and that occurs at reasonable times and in a reasonable manner, and intermittent personal use of the Company’s passenger automobiles, all of which shall be taxed as required by IRS regulations.  Notwithstanding the foregoing, during the Employment Term, the Company shall provide the Executive with a car allowance in the amount of $600.00 per month.  In addition, the Company shall pay all professional dues, taxes and educational costs associated with maintaining Executive’s industry knowledge.

4.7                               Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.8                               Vacation; Paid Time-Off. During the Employment Term, the Executive will be entitled to take such paid vacation and other time off on a basis that is at least as favorable as that provided to other similarly situated executives of the Company. The Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers, as such policies may exist from time to time.

4.9                               Relocation Expenses. In the event that the Executive relocates at the request of the Company, the Company shall pay, or reimburse the Executive for, all reasonable relocation expenses incurred by the Executive relating to his relocation to in accordance with the terms of the Company’s relocation policy.

4.10                        Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.11                        Indemnification.

(a)                                 In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Amended Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; and (ii) appropriate documentation evidencing the incurrence, amount, necessity, and nature of the costs and expenses for which payment is being sought.  Notwithstanding the foregoing, the Executive shall not be entitled to indemnification pursuant to this Section 4.12 if the Proceeding arises from or relates to the Executive’s intentional, willful, or fraudulent misconduct. If it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Amended Agreement, the Executive agrees to repay the amounts so paid.

(b)                                 During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

4.12                        Clawback Provisions. Notwithstanding any other provisions in this Amended Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Amended Agreement or any other  agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5.                            Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 90 days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1                               For Cause or Without Good Reason.

(a)                                 If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)                                           any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii)                                        any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date provided that, if the Executive’s employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

(iii)                                     reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv)                                    such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

(b)                                 For purposes of this Amended Agreement, “Cause” shall mean:

(i)                                           the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates;

(ii)                                        the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(iii)                                     the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company or results in material reputational or financial harm to the Company or its affiliates; or

(iv)                                    the Executive’s willful unauthorized disclosure of Confidential Information (as defined below).

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(iv) above.  Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.  The Company may place the Executive on paid leave for up to 90 days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason.

(c)                                  For purposes of this Amended Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)                                           a material reduction in the Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)                                        a material reduction in the Executive’s Annual Bonus opportunity, other than a general reduction that affects all similarly situated executives in substantially the same proportions;

(iii)                                     a relocation of the Executive’s principal place of employment to another state or by more than 50 miles;

(iv)                                    any material breach by the Company of any material provision of this Amended Agreement;

(v)                                       the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Amended Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vi)                                    a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the date of this Amended Agreement; excluding however such changes in title, authority, duties, or responsibilities as are occasioned by the IPO and the Company’s status thereafter as a public company; or

(vii)                                 a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 30 days of the expiration of such cure period, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2                               Non-Renewal by the Company, Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company’s failure to renew the Amended Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts set forth in Sections 5.1(a)(i)-(iv).  In addition, and subject to the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Amended Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 28 days following the Termination Date, as determined in accordance with Section 5.6 hereto, (such 28-day period, the “Release Execution Period”), the Executive shall also be entitled to receive the following:

(a)                                 Equal installment payments that in the aggregate are equal to the sum of:

(i)                   Three (3) times the Executive’s Base Salary for the year in which the Termination Date occurs, and

(ii)    One and one-half (1.5) times the Executive’s Target Bonus  for the year in which the Termination Date occurs,

such installments to be paid over a period not to exceed 36 months, no less frequently than monthly, and in accordance with the Company’s normal payroll practices,  beginning immediately upon expiration of the Release Execution Period, provided that the Release is effective prior to the expiration of the Release Execution Period. The first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date as if no delay had been imposed;

(b)                                 A payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the calendar year in which the Termination Date occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event prior to the expiration of the Release Execution Period nor later than two-and-a-half (2 1/2) months following the end of the calendar year in which the Termination Date occurs;

(c)                                  If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive by the 15th day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen (18) month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA or such other law governing employer provided healthcare plans as may be enacted.

(d)                                 The treatment of any outstanding equity awards shall be determined in accordance with the terms of the 2017 Stock Appreciation Rights Plan, the Membership Units Plan, the 2018 Omnibus Incentive Plan, or any other applicable award agreements.

5.3                               Death or Disability.

(a)                                 The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)                                 If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)                                           the Accrued Amounts; and

(ii)                                        a lump sum payment equal to the product of: (A) the Executive’s Target Bonus for the year in which the Termination Date occurs and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year in which the Termination Date occurs and the denominator of which is the number of days in such year, which shall be paid within 60 days following the Termination Date.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)                                  For purposes of this Amended Agreement, “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the Company’s long-term executive disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the

Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Amended Agreement.

5.4                               Change in Control Termination.

(a)                                 Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company on account of its failure to renew the Amended Agreement in accordance with Section 1 or without Cause (other than on account of the Executive’s death or Disability), and such termination occurs within twenty-four (24) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Amended Agreement and his execution of a Release which becomes effective within 28 days following the Termination Date, the Executive shall be entitled to receive all of the benefits set forth in Section 5.2, subject to the following modifications:

(i)                                     the equal installment payments set forth in Paragraph 5.2(a) shall be paid in a lump sum equal to the sum of three (3) times the Executive’s Base Salary and one-and-one-half (1.5) times the Target Bonus for either the year in which the Termination Date occurs or the year immediately preceding the year in which the Change in Control occurs (whichever is greater);

(ii)                            the lump sum payment set forth in Paragraph 5.2(b) shall equal the Executive’s Target Bonus for either the calendar year in which the Termination Date (as determined in accordance with Section 5.6) occurs or the year in which the Change in Control occurs (whichever is greater).  Such amount shall not be subject to pro-ration based on the percentage of the year worked and shall be paid within sixty (60) days following the Termination Date.

(b)                                 For purposes of this Amended Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)                                     one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) holding at least 45% of the total fair market value or total voting power of the Company’s stock on the Effective Date acquires additional stock;

(ii)                                  a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iii)                               the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

5.5                               Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 25. The Notice of Termination shall specify:

(a)                                 The termination provision of this Amended Agreement relied upon; and

(b)                                 The applicable Termination Date.

5.6                               Termination Date. The Executive’s “Termination Date” shall be:

(a)                                 If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)                                 If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)                                  If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)                                 If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 90 days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to 90 days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Amended Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered;

(e)                                  If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 90 days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 90 day notice period for no consideration by giving written notice to the Executive, and for all purposes of this Amended Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

(f)                                   If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.7                               Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Amended Agreement.  Furthermore, except as provided in Section 5.2(c), amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.

5.8                               Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its subsidiaries.

5.9                               Section 280G.

(a)                                 If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Amended Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and,  but for this Section 5.9, would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”),. then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5.9 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(b)                                 All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.                            Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

7.                            Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

7.1                               Confidential Information Defined.

(a)                                 Definition.

For purposes of this Amended Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, databases, manuals, records, articles, systems, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, specifications, customer information, and customer lists of the

Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such public availability or knowledge of the information is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b)                                 Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, developing its business plans and strategies, and improving its offerings in the field of trucking and logistics. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)                                  Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Corporate General Counsel.

(d)                                 Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Amended Agreement:

(i)                                     The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)                               is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)                               is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)                                  If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A)                               files any document containing trade secrets under seal; and

(B)                               does not disclose trade secrets, except pursuant to court order.

The Executive understands and acknowledges that his obligations under this Amended Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Amended Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

8.                            Restrictive Covenants.

8.1                               Acknowledgement. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual, legal, and managerial services he provides to the Company are unique, special, or extraordinary.

The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2                               Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, the Executive agrees and covenants not to engage in Prohibited Activity within the United States during the Non-Competition Period on behalf of any truckload carrier, or affiliated family of truckload carriers, which individually or collectively operate at least 4,000 power units.  This restriction applies irrespective of whether Executive’s employment with the Company is terminated at the option of the Executive or the Company or whether such termination is with or without Cause or Good Reason.

For purposes of this Section 8, “Prohibited Activity” is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of trucking and/or logistics. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

For purposes of this Section 8, “Non-Competition Period” means during the Employment Term plus (i) one year if Executive is not eligible for and receiving the benefits set forth in Section 5.2 or Section 5.4, or (ii) two years if Executive is eligible for and receiving the benefits set forth in Section 5.2 or Section 5.4, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to Corporate General Counsel.

8.3                               Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the Non-Competition Period.

8.4                               Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s Customer Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and/or services.

The Executive understands and acknowledges that loss of its customer relationships and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants that, during the Non-Competition Period, he will not directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

This restriction shall only apply to the following:

(a)                                 Customers or prospective customers the Executive contacted in any way during the previous 24 months;

(b)                                 Customers about whom the Executive has trade secret or confidential information;

(c)                                  Customers who became customers during the Executive’s employment with the Company; and

(d)                                 Customers about whom the Executive has information that is not available publicly.

9.                            Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Corporate General Counsel.

The Company agrees and covenants that it shall cause its officers, directors and senior management to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

Nothing in this section or any part of this Amended Agreement shall be construed as in any way inhibiting the obligation to provide truthful testimony under oath as part of any proceeding or matter.

10.                     Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Amended Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Amended Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Amended Agreement or the Company’s enforcement thereof.

11.                     Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8, or Section 9 of this Amended Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12.                     Proprietary Rights.

12.1                        Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Amended Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles,  models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications,  customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

12.2                        Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Amended Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Amended Agreement.

12.3                        Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the

Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

12.4                        No License. The Executive understands that this Amended Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

13.                     Security.

13.1                        Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time, including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

13.2                        Return of Company Property. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, Work Product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii), upon instruction from the Company, delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

14.                     Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

15.                     Governing Law: Jurisdiction and Venue. This Amended Agreement, for all purposes, shall be construed in accordance with the laws of Tennessee without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Amended Agreement shall be brought only in a state or federal court located in Hamilton County, Tennessee. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

16.                     Entire Amended Agreement. Unless specifically provided herein, this Amended Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Amended Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Amended Agreement.

17.                     Modification and Waiver. No provision of this Amended Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by either the Executive Chairman or the Chairman of the Board of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Amended Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

18.                     Severability. Should any provision of this Amended Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Amended Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Amended Agreement, the balance of which shall continue to be binding on the parties with any such modification to become a part hereof and treated as though originally set forth in this Amended Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Amended Agreement in lieu of severing such unenforceable provision from this Amended Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Amended Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Amended Agreement as so modified by the court shall be binding on and enforceable against each of them.

19.                     Captions. Captions and headings of the sections and paragraphs of this Amended Agreement are intended solely for convenience and no provision of this Amended Agreement is to be construed by reference to the caption or heading of any section or paragraph.

20.                     Counterparts. This Amended Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21.                     Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

22.                     Section 409A.

22.1                        General Compliance. This Amended Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Amended Agreement, payments provided under this Amended Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Amended Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Amended Agreement shall be treated as a separate payment. Any payments to be made under this Amended Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Amended Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

22.2                        Specified Employees. Notwithstanding any other provision of this Amended Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

22.3                        Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Amended Agreement shall be provided in accordance with the following:

(a)                                 the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)                                 any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)                                  any right to reimbursements or in-kind benefits under this Amended Agreement shall not be subject to liquidation or exchange for another benefit.

23.                     Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Amended Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Amended Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

24.                     Successors and Assigns. This Amended Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Amended Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) This Amended Agreement shall inure to the benefit of the Company and permitted successors and assigns.

25.                     Notice. Notices and all other communications provided for in this Amended Agreement shall be in writing and shall be delivered (i) by hand delivery; (ii) by registered or certified mail, return receipt requested; (iii)by overnight carrier; or (iv) by email with return receipt requested to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

U.S. Xpress Enterprises, Inc.
4080 Jenkins Road
Chattanooga, TN 37421
ATTN: Corporate General Counsel
Email: lbattersby@usxpress.com

If to the Parent Company:

New Mountain Lake Holdings, LLC
4080 Jenkins Road
Chattanooga, TN 37421
ATTN: Max L. Fuller
Email: mfuller@usxpress.com

If to the Executive:
William E. Fuller
3114 Enclave Bay Drive
Chattanooga, TN 37415
Email: efuller@usxpress.com

26.                     Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.

The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

27.                     Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

28.                     Survival. Upon the expiration or other termination of this Amended Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Amended Agreement.

29.                     Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY

ENTERS INTO THIS AMENDED AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AMENDED AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Amended Agreement to be effective as of the date first above written.

WILLIAM ERIC FULLER

/s/ William Eric Fuller

U.S. XPRESS ENTERPRISES, INC.

By:	/s/ Lisa M. Pate
Print Name:	Lisa M. Pate
Title:	Chief Administrative Officer

NEW MOUNTAIN LAKE HOLDINGS, LLC

By:	/s/ Max L. Fuller

Print Name:	Max L. Fuller

Title:	Manager, CEO, Secretary